[Harney Westwood & Riegels Letterhead]

28 April 1999

Gemstar International Group Limited
135 North Los Angeles Avenue
Pasadena, California
91101 U.S.A.

Dear Sirs,

Gemstar International Group Limited (the "Company")

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion with respect to the Company, a British Virgin Islands company, in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended, covering 10,900,000 Ordinary Shares, US$0.01 par value, of the Company (the "Shares") to be issued by the Company pursuant to the Company's 1994 Stock Incentive Plan as Amended and Restated, (the "Plan").

For the purpose of this opinion, we have examined originals or copies of the Plan, the Amended and Restated Memorandum and Articles of Association of the Company, and such corporate documents and records of the Company as we have deem relevant and necessary as a basis for this opinion.

For purposes of this opinion, we have assumed the genuineness of all signatures on all documents and the completeness and the conformity to original documents, of all copies submitted to us and that all representations of fact (other than those opined on below) expressed in or implied by the documents are accurate. We have also assumed that the shareholders of the Company have approved the amendment to the Plan (by the increase in the number of Ordinary Shares available for issue pursuant to the Plan) as evidenced by resolutions of the shareholders adopted at a duly convened and held meeting of the shareholders.

On the basis of the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with regulation 6 of the Articles of Association of the Company, at least to the extent of their par value, in accordance with the provisions of the Plan including the corporate action of the Board, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours faithfully,
Harney Westwood & Riegels

/s/ Harney Westwood & Riegels